UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Carver Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 4, 2011
**** IMPORTANT REMINDER: PLEASE VOTE TODAY ****

Dear Stockholder:
Recently we sent to you proxy materials regarding Carver Bancorp, Inc.'s Annual Meeting of Stockholders, to be held on October 25, 2011. If you have already voted, I would like to thank you for your vote. If not, we have enclosed a second voting card, in light of the significance of this year's Annual Meeting of Stockholders.
This annual meeting is perhaps the most important in Carver's history and your Board of Directors is asking you to vote your shares as soon as possible. The proposals on this year's agenda will determine the future course of YOUR institution. While all the proposals are important, proposal number 10 requires an unusually high vote of 2/3 of all outstanding shares to pass. Without approval of proposal number 10, the goals of Carver's recent investment of $55 million will not be achieved. Please note that unvoted shares count as a vote against proposal number 5 through proposal number 10.
Therefore, your participation in this year's vote is critical. You may vote over the Internet or by telephone, and we are asking you to do so now, to save Carver further expense and to ensure that your vote is counted. Instructions are enclosed in this package. Of particular note, your broker does not have the authority to vote your shares on a number of the vital proposals unless you provide your broker with specific voting instructions. If you hold your shares through a broker, please contact your broker to ensure that your shares are voted.
If you sign and return the enclosed form without indicating a vote, your shares will be voted “FOR” each of the proposals.
***********

As you know, fiscal years 2010 and 2011 have been among the most challenging in Carver's history, following the recession experienced in national and local markets, which had a devastating impact on many banks nationally and globally. The economy's impact led to defaults on mortgages and a decline in real estate values, resulting in significant losses for Carver following seven years of profitability. These conditions led to the Board of Directors' decision to preserve capital by suspending the Company's common stock dividend in the second quarter of 2011. Thereafter, the Office of Thrift Supervision issued a Cease and Desist Order on February 7, 2011, ordering Carver to increase capital ratios by April 30, 2011.
While many small banks have been unable to raise capital during this period, on June 29, 2011 Carver received an investment of $55 million from institutional investors in exchange for Series C Preferred Stock, designed to address risk in the balance sheet, strengthen the Bank's regulatory capital ratios, and support future growth. The terms of the Series C Preferred Stock provide for the conversion into common stock upon the receipt of stockholder approval of proposals 5 through 10. However, this cannot occur without your approval on October 25, 2011. Should stockholders fail to approve proposals 5 through 10, the Series C Preferred Stock cannot convert and the dividend rate on this new capital will increase from 0% to 12%, costing Carver approximately $6.6 million, annually. Furthermore, Carver's common stock will be delisted from The Nasdaq Global Market. These developments would negatively impact the prospects for Carver returning to profitability and thereby increasing stockholder value.

***Please Vote Today***

Although the success of Carver's $55 million recapitalization is a significant turning point in putting Carver on the path to recovery, we realize that some of the implications of this new capital are of concern to existing stockholders, including significant dilution and a large ownership position by the United States Department of Treasury. Since your Board of Directors, management team and I have also suffered losses from our investment in Carver, we understand well the pain of this proposal to all of Carver's stockholders. When the Board of Directors and the management team considered the Company's options several months ago, we hired investment banking advisors to help us determine the best solution for all stockholders. In the process, we balanced the real possibility of failure with market feedback regarding the prospects for sale of the Company and for raising equity capital.
After a review by the Board of Directors of the options available to Carver, we concluded that the strategy presented to you in the Proxy Statement, is the best available option for Carver. Furthermore, your new institutional investors are committed to our goals of returning to profitability, providing greater financial returns to all stockholders, and preserving Carver's historical commitment to expand financial opportunities in urban communities.
Despite the enormous challenges of this period, the Company continues to take steps designed to create future value for our stockholders. We are making progress in resolving troubled loans. In addition, we launched Carver Community Cash, a product line designed to serve a large portion of our communities who are unbanked. I will report on these and other matters of importance to you at the upcoming Stockholders Meeting.

Your Board, as fellow stockholders, urge each of you to vote “FOR” each of the proposals outlined in the Proxy Statement previously sent to you.

Thank you for your investment in Carver and for voting your shares. If you have questions or need assistance, our proxy solicitation firm, Morrow & Co., LLC, would be pleased to assist you. Please call them at 1-877-749-5770.

Sincerely yours,

/s/ Deborah C. Wright
Deborah C. Wright
Chairman and Chief Executive Officer

ATTENTION STOCKHOLDERS OF CARVER BANCORP, INC.

Proposal Seven of the Proxy Statement that you previously received requests your approval of the issuance of 45,114 shares of Series D Preferred Stock.

Proposal Seven and all references to Proposal Seven are amended to request your approval of the issuance of 45,118 shares of Series D Preferred Stock.

The Board of Directors Recommends a Vote “FOR”
all of the proposals set forth in the Proxy Statement, including the issuance of up to 45,118 Shares of Series D Preferred Stock.